Exhibit 99.2

Organovo Holdings, Inc. to Provide Corporate Update and Investor Presentation in a Live, Interactive Webcast on December 4

Company invites individual and institutional investors as well as advisors to attend real-time, virtual Retail Investor Conferences Event

NEW YORK, Nov. 20, 2014 /PRNewswire/ — Organovo Holdings, Inc. (NYSE MKT: ONVO; “Organovo”) the San Diego-based regenerative medicine company focused on using its breakthrough NovoGen 3D human tissue printing technology to create tissue on demand for medical research and therapeutic applications, today announced today that Keith Murphy, CEO, will present live at RetailInvestorConferences.com on December 4.

This event will be focused on updates and current information regarding Organovo and its business.

For investors not yet familiar with the company and desire background, including an understanding of the 3D bioprinting used by Organovo to create functional living human tissues, investors can watch an informational background presentation on the Company’s website: http://www.organovo.com/investors/investor-overview

To view the live update and current information presentation, use these instructions at the time indicated:

DATE: Thursday, December 4, 2014

TIME: 9:15 AM PST / 12:15 PM EST

LINK: Click here to register/login or paste this URL into your browser’s address bar: http://bit.ly/1B2KGaL

It is recommended that investors pre-register to save time and receive event updates.

This will be a live, interactive online event where investors are invited to ask the company questions in real-time, both in the presentation hall as well as the association’s “virtual trade booth.” If attendees are not able to join the event live on the day of the conference, an on-demand archive will be available for 90 days.

Recent Company Highlights Include:

•	Commercially released the exVive3D™ Human Liver Tissue for preclinical drug toxicology testing.

•	Selected as a finalist in the Diagnostics & Research Tools category for the 2014 Most Innovative New Product Awards, sponsored by CONNECT.

•	Recognized as a 2015 Technology Pioneer by the World Economic Forum for the ability to harness creativity to design and create transformative solutions.

•	Key opinion leader reported Organovo’s exVive3D™ Human Liver Tissue was able to establish the toxicity of toxic drug known to induce liver injury in humans that did not show toxicity in animal and other pre-clinical testing, an achievement historically unmet by animal models or other liver cell model systems.

•	Initiated contracting for toxicity testing using its exVive3D™ Human Liver Tissue, for selected clients, in advance of its scheduled commercial release.

•	Entered into additional agreements to utilize 3D bio-printed tissue in drug discovery settings.

•	Reported that its 3D bio-printed breast cancer tissues enabled researchers to make compartment-specific assessments (i.e., epithelium, stroma, vasculature) of drug response — something that is not currently possible outside of in vivo models to date.

•	Announced an agreement with the University of Queensland directed toward development of source cell lines for 3D kidney tissue bioprinting activities.

•	Appointed Gregory T. Lucier, former Chairman and CEO of Life Technologies, as a corporate advisor.

About Organovo Holdings, Inc.

Organovo (NYSE MKT: ONVO) designs and creates functional, three-dimensional human tissues for medical research and therapeutic applications. The Company is collaborating with pharmaceutical and academic partners to develop human biological disease models in three dimensions. These 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. In addition to numerous scientific publications, their technology has been featured in The Wall Street Journal, Time Magazine, The Economist, and numerous others. Organovo is changing the shape of medical research and practice. Learn more at www.organovo.com.Sign up for email updates and connect with us on Twitter (@Organovo).

About RetailInvestorConferences.com

Since 2010, RetailInvestorConferences.com, created by BetterInvesting (NAIC) and PRNewswire have been the only monthly virtual investor conference series that provides an interactive forum for presenting companies to meet directly with retail investors using a graphically-enhanced online platform.

Designed to replicate the look and feel of location-based investor conferences, Retail Investor Conferences unites PR Newswire’s leading-edge online conferencing and investor communications capabilities with BetterInvesting’s extensive retail investor audience network.

SOURCE Organovo Holdings, Inc.

Organovo Holdings, Inc., Barry Michaels, Chief Financial Officer, 1-858-224-1003, IR@organovo.com; Gerry Amato, Booke & Company Investor Relations, admin@bookeandco.com; Retail Investor Conferences Event, Bradley H. Smith, Director of

Marketing, IR and Compliance Services, PR Newswire, 1.201.947.7157, bradley.smith@prnewswire.com